June 27, 2005

Letter to the Editor of the New York Times:

This past Sunday's front page story titled, "Safer Vehicles for Soldiers: A Tale of Delays and Glitches," contains a number of substantial mischaracterizations and factual inaccuracies regarding the effort to provide armored vehicles to soldiers in Iraq. These errors create a distorted view of the positive efforts of the U.S. Army to provide life safety and personal protection for soldiers and could leave readers with a mistaken impression about my company, Armor Holdings,
Inc., and our O'Gara-Hess & Eisenhardt facility, which serves as the sole armoring company for the leading armored utility vehicle in Iraq, the M1114, commonly known as the Up-Armored Humvee. These errors occurred despite more than adequate information being provided during the course of many interviews with various Armor Holdings employees and executives.

These inaccuracies and mischaracterizations are all the more regrettable because they pertain to a matter of vital importance - the safety and well being of men and women in uniform who serve our country in Iraq and Afghanistan. It is most regrettable that the author failed to acknowledge the many lives saved as a result of the U.S. Army's extraordinary effort to increase protection from the
Fall of 2003 until the present. The author also chose to ignore or even reference the findings of the independent Government Accountability Office (GAO)
in its report, GAO-05-275, that reached entirely different conclusions from those drawn in the article.

It is not our place to address the full range of inaccuracies in this article or to characterize the thinking of other parties. We do feel, however, that it is very important for the brave men and women in the military and their families to have a clearer understanding of this issue and what has taken place to dramatically increase the production of Up-Armored Humvees over the past roughly
18 months.

In the Fall of 2003 when the U.S. Army began to understand the nature of the insurgency in Iraq and the threat from the insurgents' "weapon of choice" - the
Improvised Explosive Device (IED) - the U.S. Army started to request increased rates of M1114 production from our company. Prior to the war in Iraq, the M1114 was a very small military program for Military Police operations with only about
350 total vehicles requested by the Army each year.

In response to the Army's request, Armor Holdings moved immediately in October of 2003 to hire additional employees, purchase large volumes of materials such as steel, and exclusively dedicated our Ohio facility to the production of the
M1114 Up-Armored Humvee. At the outset, we did this at our expense, in advance of a specific order or contract for more vehicles from the Army, which did not come until the following year.

In the subsequent 12 months, together with our partners in the Army, we increased M1114 production from approximately 50 vehicles per month in September of 2003 to 450 vehicles per month in September of 2004 - an 800% increase and a production rate that was achieved a full two months ahead of the schedule required by the Army. We have since further increased that monthly production rate to 550 vehicles in response to the Army's request in December 2004. In addition to the rapid surge in production, we have made numerous design, engineering and manufacturing changes to the vehicle over that time period in response to the changing nature of the threat experienced by our soldiers on the ground.

Over the course of these months, the requirement for M1114s in Iraq escalated every several months. But each time the Army placed an order for M1114s with our company, those vehicles were delivered on or ahead of schedule. Armor Holdings never failed to make timely delivery of a single vehicle requested of it by the Army despite this rapid increase in production.

It was particularly disturbing to read the article's inference that the ability to maximize Up-Armored Humvee production, and thus provide soldiers with sorely needed armored vehicles, may have been driven by the commercial interests of
Armor Holdings.

As a citizen, a former officer in the United States Army, and a decorated combat veteran, and on behalf of our employees, many of whom have relatives serving in
Iraq and Afghanistan, I want to assure the public that at no time did our company's business interests ever come in conflict with the ability of the Army to maximize Up-Armored Humvee production. The matter that was referenced - an informal inquiry by the Army about acquiring the design rights to the M1114 -
occurred in January 2005, long after the required ramp-up in production took place, and was furthermore unnecessary since at every point, Armor Holdings had met or exceeded the production schedule required by the Army. Notwithstanding our confidence in our ability to produce as many vehicles as the Army requested, we offered to forfeit the design rights if at any point we became the limiting factor in the production of Up-Armored Humvees.

Over the past two years, the M1114 has done one thing in Iraq. It has saved lives, hundreds of lives. The walls of our facility in Ohio are decorated with letters from soldiers, sailors, airmen and Marines who state that they are alive today because of what our dedicated employees and our Army partners have been able to accomplish. The soldiers in Iraq refer to the M1114 as "the Cadillac"
and "Air Force One." The people who know best, understand what this vehicle means.

Could there have been more M1114s at the start of the war? Would another vehicle have performed better? Should the insurgency have been anticipated? These are fair questions but they are questions for others and fail to address the critical issue of what our service men and women need today.

At Armor Holdings, we are proud of what we have accomplished and what we continue to do today to build Up-Armored Humvees, armor for 10 out of 13 vehicle platforms in Iraq, personal body armor, helmets, crash-protection aircraft seats and other protective products for the military and law enforcement communities.
We are proud that we have increased M1114 production by 1,000% since the demand for these vehicles was first expressed in the Fall of 2003. We are proud that we have met every production deadline on or ahead of schedule. And we are proud that what we do helps save lives.

We also know there is much more work to do on behalf of our men and women in uniform and that is the work that I and all of our employees are dedicated to performing at the highest possible level every single day.

Respectfully,

/s/ Robert F. Mecredy
Robert F. Mecredy
President
Armor Holdings Aerospace & Defense Group

THE FOLLOWING REPRESENTS A RESPONSE TO THE SPECIFIC POINTS OF INACCURACY AND
MISCHARACTERIZATION CONTAINED IN THE JUNE 26, 2005 STORY IN THE NEW YORK TIMES,
ENTITLED "SAFER VEHICLES FOR SOLDIERS: A TALE OF DELAYS AND GLITCHES."

o    The article compares the safety of the M1114 to other vehicles in a like-for-like comparison without stating that these vehicles are designed to perform different missions than the M1114 and, therefore, are not relevant for comparison.

o    The article states that Armor Holdings has waged an aggressive campaign to maintain its production contract despite surging rush orders from Iraq that have been "plagued by delays".

       o    The article fails to cite the cause of these "delays" and it does not state that Armor Holdings has delivered against every contract requirement on or ahead of schedule and never failed to make delivery of the vehicles requested of it by the Army.

o    The article fails to mention that other aspects of the supply chain - from
     Humvee chassis to electronic equipment - provided by other manufacturers were important factors in setting the production schedule and determining the ultimate production rate.

o    With respect to the Army's inquiry related to acquiring the M1114 Technical
     Data Package (TDP) from Armor Holdings, the article falls short in a number of respects.

       o    It fails to state that a formal request was never made by the Army, as required under Federal Acquisition Regulations, and that the company merely responded to an informal email inquiry.

       o    It fails to point out that the reason the company saw no logic to the inquiry was that because it had met or exceeded every production requirement and schedule - and clearly indicated it was ready and willing to produce more - there was no need to obtain alternative production sources. The offer to place the TDP in escrow would have allowed the Army instant access to the design information if the
            Company ever failed to meet the Army's request.

       o    It states that the inquiry was made in an effort to "speed production" when, in fact, no reason was given related to the inquiry.

       o    It fails to highlight that the inquiry related to the TDP came in
            January, 2005, long after the ramp-up in production had occurred and far too late for it to be put to use by any other manufacturer to make additional M1114s in a timely manner.

       o    It fails to point out that the TDP was developed by Armor Holdings, with its own money, under its own initiative and that this arrangement is commonplace across the military contracting business.

o    With respect to the United States Marine Corps' interest in purchasing
     M1114s, the article also includes several errors that leave a severe misimpression.

       o    The article refers to 498 vehicles that the Marines "ordered" last year, but then states in the next paragraph that the Marines acknowledge not "actually placing the order" until February 2005.

       o    At the time of the Marines Corps' inquiry in September of 2004 related to potential production of additional M1114s, we indicated
            our interest in and ability to produce these vehicles, despite the fact that the company had just completed its 800% production increase that month (2 months ahead of schedule).

       o    As soon as that order was actually placed by the Marines in
            February, we began to work on it and have already begun to deliver those vehicles.

       o    The article also fails to point out that the U.S. Army Tank
            Automotive Armaments Command (TACOM) serves as the Executive Agent for the M1114 program and handles all contracts on behalf of the various branches of the military, a fact that prevented the Company from contracting directly with the Marine Corps.

o    The article implies that Armor Holdings intentionally sought out Brian
     Hart, whose son died in Iraq and who had become active on the issue of providing increased armored humvees.

       o    The reporter was told explicitly that an introduction was made by and at the discretion of a Congressional staff member.